Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 2-76378, 2-93760, 33-23580, 33-1032, 33-65507, 333-27111, 333-27137, 333-83317, 333-40604, 333-125409, 333-125400, 333-144554, 333-148244, and 333-175185 on Form S-8 and 333-182473 on Form S-3 of our reports dated February 28, 2014, relating to the consolidated financial statements and financial statement schedules of Torchmark Corporation and subsidiaries (Torchmark Corporation) and the effectiveness of Torchmark Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Torchmark Corporation for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 28, 2014